EXHIBIT 10.1

Corporate Offices 1100 Winter Street Suite 4600 Waltham, MA 02451 United States Tel: 781.663.5000 Fax: 781.663.5100

June 5, 2008

Mr. William R. McLennan

ModusLink Corporation

1100 Winter Street, Suite 4600

Waltham, MA 02451

Dear Bill:

Congratulations on your taking on your new role as President, Global Operations of ModusLink Corporation (“ModusLink” or the “Company”). In this capacity you will continue to report to Joseph C. Lawler, President and Chief Executive Officer of ModusLink.

This letter will serve to memorialize certain changes to your compensation arrangements with the Company.

Effective as of June 1, 2008, your salary will be $17,307.69 bi-weekly, which is equivalent to an annualized base salary of $450,000. You will also continue to be eligible to receive a bonus for fiscal year 2008 based on a target bonus equal to 60% of your earned base salary. The actual bonus payment you receive will be based on the Company’s and CMGI’s successful satisfaction of fiscal year 2008 business objectives pursuant to the terms and conditions of the CMGI FY2008 Executive Management Incentive Plan. For fiscal year 2009, commencing August 1, 2008, you will participate in the Company’s FY2009 Executive Management Incentive Plan (which will be established by CMGI’s Compensation Committee) with a target bonus of 80% of your earned base salary. The actual bonus payment you receive for fiscal 2009 will be subject to the terms and conditions of the plan, which is expected to provide for payouts that range from 0% to 200% of target. All salary and bonus payments are subject to normal deductions and withholdings.

In addition, on the third business day following the public release of the results of operations of CMGI for the fiscal quarter ended April 30 2008 (provided that you remain employed by ModusLink through such reporting date), you will be granted an option to purchase 25,000 shares of CMGI common stock under CMGI’s 2004 Stock Incentive Plan or 2000 Stock Incentive Plan. This option will be priced at the closing price of CMGI’s common stock (during normal trading hours) on the date of grant. Provided you remain employed by the Company on each vesting date, this option will vest in five equal annual installments (each relating to 20% of the shares covered by the option), on each of the first five anniversary dates of the date of grant, so that the option becomes fully vested and exercisable on the fifth anniversary of the date of grant. The option shall have a seven (7) year term.

www.moduslink.com

Mr. William R. McLennan

Page Two

June 5, 2008

On the third business day following the public release of the results of operations of CMGI for the fiscal quarter ended April 30, 2008 (provided that you remain employed by ModusLink through such reporting date), you will also be awarded 25,000 shares of restricted common stock of CMGI. This award will be made pursuant to CMGl’s 2004 Stock Incentive Plan or 2000 Stock Incentive Plan. Provided you remain employed by the Company on each vesting date, the restrictions with respect to the restricted stock award will lapse in five equal annual installments (each with respect to 20% of the award), on each of the first five anniversary dates of your start date. The Company encourages you to promptly speak with your own tax or legal advisor with respect to the tax effect and any filings that you may want to make with the Internal Revenue Service in connection with this restricted stock award.

The option and the restricted stock award described above will each be subject to all terms, limitations, restrictions and termination provisions set forth in the referenced plans and in the separate option and restricted stock agreements (which will be based upon CMGl’s standard forms of option and restricted stock agreement) that will be executed to evidence the grant of such option and award of restricted stock. You will also be required to execute the Company’s standard form of Non-Competition Agreement as a condition of CMGI granting you an option to purchase CMGI common stock, awarding you shares of CMGI restricted stock and your employment with the Company.

In addition, you will be provided a monthly car allowance in the amount of $1,000, which will be treated for tax purposes as additional compensation to you.

In connection with your new role, you will be moving back to the U.S. Accordingly, except for the Company’s obligations with respect to repatriating you and with respect to the equalization, the Letter of Understanding dated March 10, 2005, as modified to date, shall be of no further force or effect.

Sincerely,

/s/ James J. Herb
James J. Herb
Senior Vice President, Human Resources

Agreed and accepted:

/s/ William R. McLennan	6/6/08
William R. McLennan	Date